Exhibit 10.28

Description of 2006 Long Term Incentive Plan ("LTIP")

The 2006 LTIP is designed and offered to motivate and retain key associates whose judgment, initiative and efforts are aligned to the continued success, growth and development of the Company. The performance period extends from fiscal year 2006 through fiscal year 2008. The awards of restricted stock units ("RSUs") will vest only if the target performance measures and goals are reached by February 28, 2009. Provided both the requisite operating income and the requisite return on invested capital ("ROIC") measures are achieved, then if either or both measures are exceeded, the RSUs may be increased on a pro rata basis, up to 200%. Operating income and ROIC are weighted equally in determining the RSUs. Special conditions to participation apply, as detailed in the individual's award letter, including active employment on the date stock certificates are issued, in or about May 2009.

The 2006 LTIP is adopted pursuant to the 1998 Share Award Plan which, as amended, is subject to approval of the shareholders at the Annual Meeting on July 13, 2006.